Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Information Contact:

Vincent C. Klinges

Chief Financial Officer

Logility, Inc.

404-264-5477

LOGILITY ACQUIRES OPTIANT, INC.

Award-winning Inventory Optimization Software to Become Key Component of Logility Voyager Solutions Suite

ATLANTA and BOSTON (March 22, 2010) Logility, Inc., a leading supplier of collaborative solutions to optimize the supply chain, today announced its acquisition of certain assets of privately-held Optiant, Inc., a Boston-based provider of multi-echelon supply chain optimization systems, for approximately $3.3 million in cash, subject to certain post-closing adjustments. The acquisition is expected to be accretive to Logility’s earnings and cash flow within the next 12 months.

Optiant’s unique optimization technology helps manufacturing companies and distribution businesses free up millions of dollars in working capital trapped within their multi-echelon supply chains. Unlike ERP and APS systems, Optiant improves both strategic inventory policies and tactical inventory targets to produce bottom-line savings, achieve higher service levels, and mitigate the impact of supply and demand variability. Its advanced modeling and simulation capabilities have helped leaders in consumer goods, high tech manufacturing, life sciences, and other industries manage complex, global supply chains to achieve specific business goals.

Logility will incorporate the Optiant products into the Logility Voyager Solutions™ suite branded as Voyager Inventory Optimization. The addition of Optiant further strengthens Logility Voyager Solutions as a comprehensive supply chain solution marketed to midsize, large, and Fortune 1000 companies in the consumer goods, life sciences, process manufacturing, discrete manufacturing, wholesale distribution, and high-tech industries. Like other components in Logility’s suite, Voyager Inventory Optimization can be deployed as a stand-alone solution or as a part of a broader supply chain initiative.

“With this acquisition, Logility Voyager Solutions becomes the first best-of-breed full suite solution to deliver award-winning inventory optimization capabilities to manufacturing and distribution businesses that manage complex, multi-echelon supply chains,” stated Mike Edenfield, Logility president and CEO. “We’re providing a solution suite that helps businesses significantly lower inventory while improving customer service levels in both good and bad economies.”

“Traditional enterprise approaches to inventory management like economic order quantities and statistics-based safety stock bring balance to the tradeoffs between inventory and cost or service. However, these are difficult to aggregate into business-level targets, especially for complex supply chains with multiple stages of inventory,” continued Edenfield. “Optiant provides advanced techniques that complement existing ERP and supply chain systems to drive strategic value across complex product lines, manufacturing strategies and distribution networks.”

Some of the unique assets that Logility acquires through this transaction include:

Technology: Developed by researchers from the Massachusetts Institute of Technology working with industry-leading supply chain practitioners, the award-winning Optiant products model and identify interdependencies across the entire supply chain network, from raw materials suppliers and supplier-managed inventory through manufacturing and distribution stages to vendor-managed inventory at customer sites. The solutions help companies reduce inventory costs, shorten lead times, evaluate sourcing alternatives, handle supply uncertainty, and balance demand variability with key business objectives.

Organization: The Optiant sales, support and development team will join Logility and continue to focus on providing industry-leading optimization expertise across the Logility Voyager Solutions suite.

Customer Base: Optiant has helped transformed supply chains for respected industry leaders including Black & Decker, Procter & Gamble, Kraft, HP, Nestle, and Boston Scientific. These companies will benefit from new research and development investments and the great customer service Logility is known for.

“We are excited to become part of the Logility team, and have long admired Logility’s robust supply chain suite, large and satisfied customer base, and proven track record of financial stability which will provide an excellent platform for additional growth and innovation,” said John Ruark Ph.D., chief technology officer and co-founder of Optiant. “There is tremendous synergy in the types of companies we serve and our customers will benefit from access to a comprehensive supply chain management suite with Logility Voyager Solutions.”

About Optiant, Inc.

Optiant, a premier provider of inventory optimization, supply chain network design, and supply chain business intelligence solutions, helps Global 2000 companies reduce inventory costs, raise service levels, free working capital, and optimize supply chain asset utilization. Based on award-winning research from MIT, Optiant’s solutions have helped transform supply chains at leading companies, including Procter & Gamble, Kraft, HP, Black & Decker, and Boston Scientific. For more information, please visit http://www.optiant.com.

About Logility

With more than 1,250 customers worldwide, Logility is a leading provider of collaborative, best-of-breed supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions is a complete supply chain management solution that features performance monitoring capabilities in a single

Internet-based framework and provides supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); inventory and supply optimization; manufacturing planning and scheduling; transportation planning and management; and warehouse management. Logility customers include McCain Foods, Pernod Ricard, Sigma Aldrich, and VF Corporation. Logility is a wholly owned subsidiary of American Software (NASDAQ: AMSWA). For more information about Logility, call 1-800-762-5207 or visit www.logility.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company’s products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company’s revenues. For further information about risks the Company could experience as well as other information, please refer to the Company’s Form 10-K for the year ended April 30, 2009 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information about risks the Company could face as well as other information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404) 264-5206 INTERNET: http://www.logility.com or E-mail: asklogility@logility.com.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility. Optiant and the Optiant logo are registered trademarks of Optiant, Inc. All Other products and services mentioned in this document are registered, trademarked or service marked by their respective owners.

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